Exhibit 99.1

Press Release
October 1, 2007	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics to Acquire OmniSource Corporation

FORT WAYNE, INDIANA, October 1, 2007 - Steel Dynamics, Inc. (NASDAQ/GS: STLD) and OmniSource Corporation have announced the execution of a definitive agreement whereby Steel Dynamics (SDI) will acquire OmniSource, one of North America’s largest scrap recycling companies, a privately held company based in Fort Wayne, Indiana.

Pursuant to the agreement, which has been unanimously approved by the Boards of Directors of both companies, Steel Dynamics will acquire all of the outstanding stock of OmniSource Corporation in a transaction valued at slightly more than $1 billion. OmniSource shareholders will receive 9.7 million shares of Steel Dynamics stock and $425 million in cash. The aggregate transaction value includes the assumption by SDI of certain liabilities, including net debt, which is expected to be approximately $210 million at closing. Completion of the transaction is subject only to regulatory approval, and is expected to close in November 2007.

OmniSource will operate as a wholly owned subsidiary of Steel Dynamics and will continue its focus on the ferrous and nonferrous scrap processing, brokerage, and industrial scrap management needs of its customers. SDI’s existing scrap operations in Virginia and Tennessee will be consolidated into OmniSource, as will its planned scrap processing facility in Indianapolis, Indiana. The acquisition is expected to result in synergies of approximately $15 million per year.

Danny Rifkin, OmniSource’s current President and CEO, will join the SDI management team as an Executive Vice President of SDI’s newly formed recycled metals platform. He will continue to lead the OmniSource subsidiary as President and Chief Operating Officer. Rifkin will also be named to SDI’s Board of Directors.

Keith Busse, SDI’s Chairman and CEO, commented, “This acquisition creates a significant new business platform for SDI and represents a quantum leap as it would regard strategic expansion into the steel scrap and recycled metals sector, which is an important element of our overall growth plan. Aside from the fact that scrap is a critical resource for our steelmaking operations, and Omni has historically been one of our largest suppliers, this acquisition opens the door for further profitable growth in a sector of increasing relevance on a global scale. OmniSource is one of the premier, if not the premier organization in both the ferrous and non-ferrous scrap industries, and has demonstrated its ability to successfully grow its business.

“When considered in conjunction with SDI’s recently announced mining and minerals projects in the State of Minnesota, Steel Dynamics will become the only domestic steelmaker to have a significant presence in both the virgin iron ore and ferrous recycling markets. These initiatives are expected to play a significant role in SDI’s future steelmaking growth,” Busse said.

Danny Rifkin added, “This transaction presents a unique opportunity for all stakeholders and presents our employees with new growth opportunities. We have been associated with Steel Dynamics since its founding, and applaud the tremendous success that the company has achieved. I believe that the addition of OmniSource to the SDI family will prove to be very strategic over the long-term, and we look forward to continued growth and expansion in the scrap industry tied to the world-class service for which OmniSource has become known. I am personally excited to join the SDI management team, and to play a significant role in the broader scope of an integrated metals company.”

Morgan Stanley served as financial advisor to Steel Dynamics and legal advice was provided by McDermott Will & Emery and Haller & Colvin. Eastman Smith served as legal counsel for OmniSource.

Investor Conference Call

At 11:00 am EDT, Tuesday, October 2, 2007 Steel Dynamics will host a live conference call for analysts and investors to discuss the OmniSource acquisition. Keith Busse and Danny Rifkin will participate in the call.

This call will be webcast live, accessible from the company’s website, www.steeldynamics.com. An Investor presentation will be posted on the Steel Dynamics website for reference during the conference call. The call will be archived on our website for later replay.

The phone number for the call is 913-981-5542, confirmation code 4240556.

About the Companies

Steel Dynamics, Inc, is the fifth largest producer of carbon steel in the U.S, producing steel from recycled steel scrap in five electric-arc-furnace mini-mills. The company shipped 4.7 million tons in 2006 on revenues of $3.2 billion. Products include flat rolled steel, wide-flange beams, rails, SBQ bars, merchant bars, and specialty shapes. The company also operates five plants that produce fabricated steel building products. The company operates in the eastern U.S. and employs approximately 3,900 people.

OmniSource Corporation is one of North America’s leading metal recycling companies. Revenues of $2.3 billion for the fiscal year ended September 30, 2006, were generated from shipments of approximately 5.3 million tons of ferrous scrap and almost 900 million pounds of nonferrous metals. The company employs 2,100 people in 42 locations across the eastern U.S. and Canada.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, the scrap marketplace, and the financial markets.  These statements are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. The company does not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com